SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of August 13, 2026

Series	Classes

JPMorgan Equity Premium Income Fund	A, C, I, R5, R6

JPMorgan Emerging Markets Research Enhanced Equity Fund	I, R6

JPMorgan Hedged Equity 2 Fund	A, C, I, R5, R6

JPMorgan Hedged Equity 3 Fund	A, C, I, R5, R6

JPMorgan Institutional Tax Free Money Market Fund	Capital, Institutional, Agency, IM

JPMorgan OnChain Liquidity-Token Money Market Fund	Token

JPMorgan Securities Lending Money Market Fund	Agency SL Class

JPMorgan SmartRetirement 2065 Fund	A, C, I, R2, R3, R4, R5, R6

JPMorgan SmartRetirement 2070 Fund	A, C, I, R2, R3, R4, R5, R6

JPMorgan SmartRetirement Blend 2065 Fund	I, R2, R3, R4, R5, R6

JPMorgan SmartRetirement Blend 2070 Fund	I, R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, I